Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

MDxHealth SA

Herstal, Belgium

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-292463, 333-280606 and 333-268885) of MDxHealth SA of our report dated April 2, 2026 which appears in this Annual Report on Form 20-F. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO Réviseurs d’Entreprises SRL
On behalf of it,
/s/ Bert Kegels

Zaventem, Belgium
April 2, 2026

BDO Bedrijfsrevisoren BV / BTW BE 0431.088.289 / RPR Brussel

BDO Réviseurs d'Entreprises SRL / TVA BE 0431.088.289 / RPM Bruxelles

BDO Bedrijfsrevisoren - BDO Réviseurs d'Entreprises BV/SRL, a limited liability company, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.